Exhibit 10.3



                    PURCHASE AGREEMENT BETWEEN CESI CHEMICAL
                         AND STIMULATION CHEMICALS, LLC


CESI Chemical agrees to purchase certain chemicals from Stimulation Chemicals, LLC (SCL), who in turn will purchase the ordered chemicals from certain named suppliers in exchange for extended terms. The suppliers are listed in Appendix
A. Others can be added if so agreed in writing. The amount of chemicals invoiced at any given time shall not exceed $330,000 without the written approval of SCL.

CESI Chemical will submit invoices for chemicals that have been ordered from the above suppliers and/or issue Purchase Orders to SCL for chemicals to be purchased. SCL will pay the submitted supplier invoices and submit an SCL invoice to CESI Chemical for the amount +15%. SCL will order the chemicals specified in new PO's at cost +15% and will issue an invoice to CESI Chemical. SCL will notify CESI Chemical if there is any difference in price. SCL will place the order within 1 business day and have the chemicals drop shipped to Marlow, OK. CESI Chemical will pay the SCL invoices in 120 days or less to the above address. If an invoice is not paid it will incur a 1% per month penalty until paid.

CESI Chemical agrees to buy materials from SCL for the indicated suppliers and SCL only while this agreement is in effect. The suppliers may be substituted at anytime if agreed in writing. Before a supplier can be dropped from the list, SCL must be paid in full for the chemicals SCL has purchased from that supplier. This agreement may be terminated by CESI Chemical if and only if the outstanding invoices and any accrued interest are paid in full.

CESI indemnifies and holds Stimulation Chemicals LLC harmless for any liability and claims which might be asserted by reason of any alleged defects in the products delivered to CESI and/or by reason of any injuries caused by such products.


AGREED TO THIS DAY


/s/ Richard L. Johnson                          /s/ Robert S. Beall
----------------------                          ----------------------------
Richard L. Johnson                              Robert S. Beall
Sr. Vice President                              Manager
Flotek Industies                                Stimulation Chemicals, LLC
date: 1-30-03                                   date: 1-30-03